UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2025

EQT Exeter Real Estate Income Trust, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-273163	88-4108741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Radnor Corporate Center 100 Matsonford Road, Suite 250
Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 828-3200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement for Torrance Property

On December 23, 2025, EQT Exeter Real Estate Income Trust, Inc. (the “Company”), through an indirect subsidiary (the “Torrance Buyer”), acquired a 76,007 square foot last mile industrial facility on approximately 9.6 acres of land in Torrance, California (the “Torrance Property”). Construction was completed on the Torrance Property in 2000, and the Torrance Property is 100% leased to a single tenant. On December 19, 2025, EQT Real Estate, LLC (the “Adviser”), the Company’s external adviser, entered into a purchase and sale agreement in connection with a sale-leaseback transaction with Frito-Lay Sales, Inc. (the “Torrance Seller”), an affiliate of PepsiCo, Inc., to acquire the Torrance Property. On December 23, 2025, the Adviser assigned the purchase and sale agreement to the Torrance Buyer for $1.00. The Torrance Seller is not affiliated with the Company or the Adviser.

Pursuant to the purchase and sale agreement, the Torrance Buyer agreed to lease back the Torrance Property to the Torrance Seller for a term commencing on the date of closing and expiring on December 31, 2035, with two five-year extension options. The monthly rent for the Torrance Property and improvements is $216,619.95, subject to annual escalations of 3.0%.

The purchase price of the Torrance Property was approximately $51.5 million, exclusive of closing costs. The Company funded the acquisition of the Torrance Property with cash on hand, which primarily consists of proceeds from the Company’s offerings of its shares of common stock.

Torrance Property Management Agreement

In connection with the acquisition of the Torrance Property, on December 23, 2025, the Company, through the Torrance Buyer, entered into a property management agreement with EQT Real Estate Advisors, LLC (the “Property Manager”), an affiliate of the Adviser (the “Property Management Agreement”). The Property Management Agreement has a term through the end of the calendar year and will be renewed automatically for successive one-year periods unless terminated by either party giving notice to the other party not less than thirty (30) days prior to the expiration of the then-current term. Pursuant to the Property Management Agreement, the Company will pay the Property Manager management fees equal to the lesser of the then-current market rate for services provided and the amount of such fee per the terms of the tenant lease. The Company will also pay the Property Manager leasing commissions based on the then-current market rate; provided if the tenant is represented by a broker, the aggregate commissions would be no more than the then-current market rate. The Company will reimburse the Property Manager for all reasonable and actual expenditures.

Item 7.01 Regulation FD Disclosure.

December 2025 Distributions

On December 30, 2025, the Company declared distributions for each outstanding class of its common stock in the amount per share set forth below:

	December 31, 2025 Record Date Distribution
	Gross Distribution	Distribution Fee	Net Distribution
Class E Common Stock	$0.04326	$-	$0.04326
Class I Common Stock	$0.04326	$-	$0.04326
Class A-I Common Stock	$0.04326	$-	$0.04326
Class A-II Common Stock	$0.04326	$-	$0.04326
Class T Common Stock	$0.04326	$(0.00780)	$0.03546

As of December 30, 2025, the Company had no outstanding shares of Class S or Class D common stock. The net distributions for each class of common stock (which represents the gross distributions less distribution fees for the applicable class of common stock) are payable to stockholders of record immediately following the close of business on the record date set forth above. These distributions will be paid on or about January 12, 2026 and will be paid in cash or reinvested in shares of the Company's common stock for stockholders participating in the Company's distribution reinvestment plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 30, 2025	EQT Exeter Real Estate Income Trust, Inc.
		By:	/s/ J. Peter Lloyd
		Name:	J. Peter Lloyd
		Title:	Chief Financial Officer and Director
(Principal Financial Officer)